Exhibit 99.1
Press Release

Clean Harbors Names Longtime Executives as Co-CEOs
to Succeed Founder and CEO Alan S. McKim
•CFO Michael Battles and COO Eric Gerstenberg Are Promoted to Co-CEO Role
•Alan McKim to Become Executive Chairman of the Board and CTO
Norwell, Mass. – November 2, 2022 – Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental and industrial services throughout North America, today announced that it has appointed Chief Operating Officer Eric W. Gerstenberg and Chief Financial Officer Michael L. Battles as co-CEOs of the Company, effective March 31, 2023. As part of a long-planned transition, they will be succeeding Clean Harbors’ founder Alan S. McKim, who has been CEO for the past 42 years. McKim will become Executive Chairman of the Board of Directors and Chief Technology Officer (CTO) where he will continue to spearhead the Company’s M&A and technology initiatives. Battles and Gerstenberg will work together as co-CEOs to jointly direct the day-to-day operations and continued growth of the Company.
“Eric and Mike are proven leaders here at Clean Harbors and each brings a unique set of talents to their new role as co-CEOs,” McKim said. “Both have made valuable contributions to the Company and keeping this management team in place has been a top priority of mine. Our shareholders and more than 20,000 employees will benefit from their outstanding leadership. I have the utmost confidence in handing over the reins to Mike and Eric, and in their ability to succeed at the top level of the organization. In addition, while I am stepping away from the day-to-day management duties, I will remain actively involved in the Company’s strategic direction as executive chairman and CTO. I look forward to continuing to work with both Eric and Mike to advance Clean Harbors’ mission of creating a safer, cleaner environment through the treatment, recycling and disposal of hazardous materials.”
Dr. Gene Banucci, lead independent director of Clean Harbors’ Board, said, “Today’s announcement comes after a carefully detailed and comprehensive selection process that ensures a smooth transition for all critical stakeholders including employees, customers and investors. The Board believes that Mike and Eric together are not only the best choice, but the timing is ideal given the favorable market dynamics, positive momentum of the Company and the wide range of skills that they collectively bring to the CEO position. Each one has been integral at the executive level to the Company’s undeniable success over the past five plus years. We believe that working collaboratively together they are uniquely positioned to execute the Company’s strategic growth plan and navigate it through its next stage of development.”
Dr. Banucci continued, “Clean Harbors’ four decades of success stems from Alan McKim’s vision and extraordinary foresight of what the Company could become. His determination and leadership took a four-person startup and fashioned it into a multi-billion-dollar provider of environmental and industrial services
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com that is relied upon for safe, sustainable solutions by more than 300,000 customers today. Along the way, he helped transform an entire industry that was once a fragmented collection of environmental assets and services into a reliable, compliance-driven field that provides customers with a broad spectrum of ecofriendly offerings to handle all of their hazardous waste needs. He has created an amazing legacy for himself and the Company he founded in 1980. On behalf of the Board and the entire Clean Harbors community, we want to thank Alan for all he has accomplished and look forward to continuing to work with him as executive chairman and CTO for the foreseeable future.”
Gerstenberg joined Clean Harbors in 1989 and during the past thirty years he has held a variety of positions of increasing responsibility throughout the organization. He was most recently Chief Operating Officer – a position he has held since 2015 – where he had responsibility for the Company’s environmental sales & service organization, all of its facilities including incinerators and re-refineries, and oversaw the majority of its workforce.
After a long career in public accounting at Deloitte & Touche and as a finance leader at PerkinElmer, Inc. Battles joined Clean Harbors in 2013 as Chief Accounting Officer before being elevated to Chief Financial Officer in 2016. Since that time, he has overseen the Company’s entire finance organization, including multiple debt raises and refinancings, as well as taking on some strategic and operational oversight. He is also a member of the Board of Directors of Casella Waste Systems Inc. (Nasdaq: CWST).
About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, energy and manufacturing, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India. For more information, visit www.cleanharbors.com.
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “seeks,” “should,” “estimates,” “projects,” “may,” “likely,” or similar expressions. Such statements may include, but are not limited to, statements about planned executive team changes, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, and those items identified as “Risk Factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.

Contacts:

Michael L. Battles	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com